Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
10-14

	Quanta Contacts:	Investor Contacts:
	James Haddox, CFO	Kip Rupp
	Reba Reid	DRG&L
	713-629-7600	404-880-9276
QUANTA SERVICES ACQUIRES VALARD CONSTRUCTION
Acquisition expands Canadian presence; delivers comprehensive infrastructure services to growing Canadian electric power transmission market
HOUSTON – Oct. 25, 2010 – Quanta Services, Inc. (NYSE: PWR) today announced that on Oct. 22, 2010, it signed a definitive agreement to acquire Valard Construction, one of Canada’s largest electric power line contractors. The transaction, which is expected to close today, is valued at approximately US$219 million, which is inclusive of any debt repaid at closing. The acquisition strategically expands Quanta’s Canadian service offering and provides Valard’s diverse customer base with access to Quanta’s extensive energy infrastructure resources.
The purchase price for Valard will be paid through a combination of cash, Quanta common shares and exchangeable shares of a Canadian subsidiary of Quanta Services that are substantially equivalent to, and exchangeable on, a one-for-one basis for Quanta Services common shares. In connection with the acquisition, the stockholders of Valard will receive approximately $118.9 million in cash and an aggregate of approximately 4.5 million in common and exchangeable shares.
“Canada, as the world’s second largest exporter of electricity, presents significant emerging and long-term opportunities to expand and upgrade the electric transmission infrastructure,” said John R. Colson, chairman and CEO of Quanta Services. “We expect Valard’s revenue to be between $225 million and $250 million in 2011 and the transaction to be accretive to EPS in 2011 and beyond.”
Valard, based out of Edmonton, Alberta, will operate as a platform operating unit of Quanta, with Victor Budzinski as CEO and Adam Budzinski as president. Valard’s workforce of more than 700 employees delivers full engineering, procurement and construction (EPC) services and turnkey solutions to the Canadian power industry. In addition to high-voltage transmission lines, Valard builds distribution infrastructure, provides EPC services for substations and installs fiber optic systems.
“For more than 30 years, Valard has been safely building and maintaining electric power infrastructure across some of Canada’s most challenging, rugged terrain, often in arctic conditions,” Colson continued. “The expertise of their team is a welcome addition to our company and upholds our commitment to deliver value to our stockholders, our customers and our employees.”
“As part of the Quanta team, we believe Valard will be able to deliver additional services through access to a much larger workforce and vast equipment resources,” said Adam Budzinski, president of Valard. “It is a logical combination of resources that builds upon our strong foundation of safety, value and efficiency to meet the evolving needs of our customers.”

- more -

About Quanta Services
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
About Valard Construction
Valard is one of Canada’s largest power line contractors, delivering turnkey and construction services in overhead and underground transmission and distribution systems, substations, fiber optics and substation and transmission foundations. Since Valard Construction’s incorporation in 1978, the company has been committed to the successful completion of every project — building it safely, on time and on budget. Founded on the principles of employee inclusion, quality workmanship and an entrepreneurial spirit, Valard has evolved into one of the largest, most innovative and respected power line contractors in Canada.
Forward-Looking Statements
Statements about Quanta’s and Valard’s outlook and all other statements in this release other than historical facts are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Quanta’s and Valard’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding Quanta and Valard as a combined company, including Valard’s expected revenues and operating results and accretion to Quanta’s earnings per share as a result of the transaction, as well as opportunities in the electric power industry and the expected closing of the transaction. There are a number of risks and uncertainties that could cause results to differ materially from those indicated by such forward-looking statements, including the failure of the acquisition to be accretive to Quanta’s earnings; the failure of Valard to produce anticipated financial and operational results; the failure of the electric industry, in particular in Canada, to grow in the future and the timing of any such growth; the impact on the power construction industry from various factors, such as the demand for power and legislative developments affecting the energy industry overall; the effect on the businesses of Quanta and Valard from the decline in economic and financial conditions; a delay in the closing of the transaction or the inability to ultimately consummate the closing of the transaction; the failure to effectively integrate the combined operations and realize potential synergies; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the effects of purchase accounting, including the determination of amortizable intangibles, on the combined companies’ future operating results; the potential adverse impact to the businesses of the companies as a result of uncertainty surrounding the transaction, including the inability to retain key personnel; future regulatory or legislative actions that could adversely affect the companies; the ability to effectively compete for new projects and market share; the successful negotiation, execution and performance and completion of existing transmission projects; delays, reductions in scope or cancellations of existing transmission projects; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; and the potential adverse effect of other economic, business, and/or competitive factors on the combined companies or their respective businesses. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Quanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and its other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s website at www.sec.gov and through Quanta’s website at www.quantaservices.com. Quanta expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.
# # #